Exhibit 99.1

NEWS RELEASE

For Immediate Release

TriZetto Names Nancy H. Handel to its Board of Directors

NEWPORT BEACH, Calif. – April 27, 2007 – The TriZetto Group, Inc. (NASDAQ: TZIX) today announced the appointment of Nancy H. Handel to its Board of Directors. Handel fills the Class II director seat vacated by Lois A. Evans, who resigned in April. Handel will stand for election with the other Class II directors at TriZetto’s annual meeting on May 25. It is expected that she will serve on the Board’s Compensation and Nominating and Corporate Governance committees.

Named in 2006 as one of the “Best CFOs in America” by Institutional Investor magazine, Handel is known for her leadership at Applied Materials, where she supported its growth from $175 million to more than $9 billion in revenue. She retired in January 2007, after a 22-year career at Applied Materials where she held a variety of financial leadership positions including corporate controller, treasurer and most recently senior vice president and chief financial officer. Before that, Handel held financial management positions at Raychem Corporation, Crown Zellerbach and The Aviation Group. Handel has been a member of the board of directors of Broadcom Corporation since November 2005.

Handel, 55, holds a Bachelor of Science in Economics from Purdue University and a Master of Business Administration from The Ohio State University.

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Contacts:	Investors:	Media:
	Brad Samson	Mike McCue
	949-719-2220	480- 588-5983
	brad.samson@trizetto.com	mike.mccue@trizetto.com